Exhibit 99.1

Contact:
Lorin Crenshaw	225.388.7322

Albemarle reports fourth quarter and full year 2013 results

BATON ROUGE, LA - January 28, 2014 –

Fourth quarter 2013 highlights:

•	Earnings of $88.4 million, or $1.08 per share, excluding special and non-operating items.

•	Net sales of $692.0 million and EBITDA margin, excluding special and non-operating items, of 21 percent.

•	Announced corporate reorganization into two business units effective January 1, 2014 and related fourth quarter 2013 severance charge of $21.9 million after income taxes.

•
Completed accelerated share repurchase program resulting in reduction of approximately 1.4 million shares outstanding in fourth quarter. Full year reduction of approximately 9.2 million shares outstanding.

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands, except per share amounts	2013	2012	2013	2012
Net sales	$691,956	$687,596	$2,616,416	$2,745,420
Segment income	$136,079	$150,600	$535,191	$661,156
Net income attributable to Albemarle Corporation	$155,933	$37,726	$413,171	$311,536
Diluted earnings per share	$1.91	$0.42	$4.90	$3.47
Non-operating pension and OPEB items(a)	(1.09)	0.60	(1.10)	0.46
Special items(b)	0.27	0.15	0.26	0.92
Diluted earnings per share, excluding special and
non-operating pension and OPEB items(e)	$1.08	$1.17	$4.06	$4.85

See accompanying notes and reconciliations to the condensed consolidated financial information.

Albemarle Corporation (NYSE: ALB) reported fourth quarter 2013 earnings of $155.9 million, or $1.91 per share, compared to fourth quarter 2012 earnings of $37.7 million, or $0.42 per share. Excluding special and non-operating pension and OPEB items (see notes to the condensed consolidated financial information), fourth quarter 2013 earnings were $88.4 million, or $1.08 per share, compared to $105.2 million, or $1.17 per share, for the fourth quarter of 2012. The Company reported net sales of $692.0 million in the fourth quarter of 2013, up from net sales of $687.6 million in the fourth quarter of 2012, driven by higher volumes in Polymer Solutions and Catalysts, partly offset by lower Fine Chemistry volumes, lower pass through metals pricing, and lower Flame Retardants pricing.

Earnings for the full year 2013 were $413.2 million, or $4.90 per share, compared to $311.5 million, or $3.47 per share, for 2012. Excluding special and non-operating pension and OPEB items, earnings for 2013 were $342.3 million, or $4.06 per share, compared to $436.2 million, or $4.85 per share, for 2012. Net sales for 2013 were $2.6 billion, down from $2.7 billion for 2012, driven by lower metals surcharges, our exit of the phosphorus flame retardants business, and pricing on certain products, partly offset by higher sales volumes.

As previously announced, effective January 1, 2014, the Company’s assets and businesses were aligned under two Global Business Units: Performance Chemicals, including Fire Safety Solutions, Specialty Chemicals and Fine Chemistry Services, and Catalyst Solutions, including Refinery Catalyst Solutions, Performance Catalyst Solutions and Antioxidants.

“Our fourth quarter results reflected a strong finish to an excellent year for refinery catalysts, offset by softer than expected flame retardants and clear completion fluids volumes, reflecting more cautious inventory management by our customers and somewhat muted demand,” stated Luke Kissam, CEO. “In 2013, we undertook a number of strategic initiatives in our catalysts and bromine franchises that we expect to lead to growth in 2014 and beyond. We remain confident in our strategy and the cash generation of our business, which enabled us to return approximately $660 million to our shareholders in 2013.”

Quarterly Segment Results

Catalysts generated net sales of $306.2 million in the fourth quarter of 2013, a 4 percent increase from net sales in the fourth quarter of 2012, primarily on favorable volumes in Refinery Catalysts Solutions, partly offset by lower metals pass through surcharges and unfavorable Performance Catalyst Solutions pricing. Catalysts segment income was $80.1 million in the fourth quarter of 2013, up 2 percent from fourth quarter 2012 results of $78.8 million, due primarily to lower input costs, partly offset by unfavorable pricing and lower equity in net income from unconsolidated investments.

Polymer Solutions reported net sales of $201.0 million in the fourth quarter of 2013, an increase of less than 1 percent compared to net sales in the fourth quarter of 2012, on higher volumes offset by unfavorable pricing impacts. Segment income for Polymer Solutions was $27.4 million in the fourth quarter of 2013, a 24 percent decline from $36.3 million in the fourth quarter of 2012, driven by unfavorable pricing, unfavorable currency impacts primarily from a weaker Japanese Yen, and higher manufacturing costs, partly offset by favorable sales volumes and increased equity in net income from unconsolidated investments.

Fine Chemistry net sales in the fourth quarter of 2013 were $184.8 million, a 4 percent decrease from net sales in the fourth quarter of 2012, due mainly to unfavorable sales volumes. Segment income for Fine Chemistry was $28.5 million for the fourth quarter of 2013, down 20 percent from fourth quarter 2012 results of $35.5 million, due primarily to increased spending and unfavorable sales volumes, partly offset by favorable pricing.

Corporate and Other

Corporate and other income was $124.5 million for the fourth quarter of 2013. The $223.2 million increase from the comparable period in 2012 was due primarily to lower costs from non-operating pension and OPEB items which included a fourth quarter mark-to-market (MTM) actuarial gain of $139.0 million in 2013 and a fourth quarter MTM actuarial loss of $86.0 million in 2012.

Interest and financing expenses were $9.2 million for the fourth quarter of 2013 compared to $7.7 million for the fourth quarter of 2012, due primarily to decreases in interest capitalized on lower average construction work in progress balances in the 2013 period.

Excluding special and non-operating pension and OPEB items, our effective income tax rates were 19.7 percent and 18.3 percent for the fourth quarter of 2013 and 2012, respectively. Our effective tax rate continues to be influenced by the level and geographic mix of income, and benefits from a favorable mix of income in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $433 million for the full year 2013, down 11 percent from 2012, and we had $477 million in cash and cash equivalents at December 31, 2013. During 2013, proceeds from borrowings net of repayments, cash on hand and cash provided by operations funded capital expenditures for plant, machinery and equipment of approximately $155 million (which includes approximately $37 million in capital expenditures associated with our Jordanian joint venture), dividends to shareholders of $78.1 million, dividends to noncontrolling interests of $10.0 million, pension and postretirement contributions of $13.3 million and $582.3 million for repurchases of our common stock pursuant to the terms of our share repurchase program and our accelerated share repurchase program which was completed in the fourth quarter.

Earnings Call

The Company’s performance for the fourth quarter and the year ended December 31, 2013 will be discussed on a conference call at 9:00 AM Eastern Standard time on January 29, 2014. The call can be accessed by dialing 888-713-4215 (International Dial-In # 617-213-4867), and entering conference ID 60369062. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. Albemarle is committed to sustainability and is advancing its eco-practices and solutions globally, with Corporate Responsibility Magazine naming Albemarle among its prestigious “100 Best Corporate Citizens” list for 2013. The Company employs approximately 4,200 people worldwide and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and markets served.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, statements with respect to product development, changes in productivity, market trends, price, volume and mix changes, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy and in our ability to pass through such increases; acquisitions and divestitures, and changes in performance of acquired companies; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of claims or litigation; the occurrence of natural disasters; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber security breaches, and other innovation risks; decisions we may make in the future; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$691,956	$687,596	$2,616,416	$2,745,420
Cost of goods sold(a)	438,429	495,619	1,755,011	1,835,425
Gross profit	253,527	191,977	861,405	909,995
Selling, general and administrative expenses(a)(c)	(27,304)	124,084	162,889	313,227
Research and development expenses	21,287	19,128	82,246	78,919
Restructuring and other charges, net(b)	33,361	16,982	33,361	111,685
Operating profit	226,183	31,783	582,909	406,164
Interest and financing expenses	(9,224)	(7,666)	(31,559)	(32,800)
Other (expenses) income, net	(628)	(335)	(6,923)	1,229
Income before income taxes and equity in net
income of unconsolidated investments	216,331	23,782	544,427	374,593
Income tax expense (benefit)(b)	61,406	(10,849)	136,322	82,533
Income before equity in net income of
unconsolidated investments	154,925	34,631	408,105	292,060
Equity in net income of unconsolidated
investments (net of tax)	6,421	8,834	31,729	38,067
Net income	161,346	43,465	439,834	330,127
Net income attributable to noncontrolling interests	(5,413)	(5,739)	(26,663)	(18,591)
Net income attributable to Albemarle Corporation	$155,933	$37,726	$413,171	$311,536
Basic earnings per share	$1.92	$0.42	$4.93	$3.49
Diluted earnings per share	$1.91	$0.42	$4.90	$3.47
Weighted-average common shares outstanding –
basic	81,226	89,018	83,839	89,189
Weighted-average common shares outstanding –
diluted	81,713	89,660	84,322	89,884

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$477,239	$477,696
Other current assets	1,005,676	929,617
Total current assets	1,482,915	1,407,313
Property, plant and equipment	2,972,084	2,818,604
Less accumulated depreciation and amortization	1,615,015	1,522,033
Net property, plant and equipment	1,357,069	1,296,571
Other assets and intangibles	744,813	733,407
Total assets	$3,584,797	$3,437,291
LIABILITIES AND EQUITY
Current portion of long-term debt	$24,554	$12,700
Other current liabilities	411,809	372,309
Total current liabilities	436,363	385,009
Long-term debt	1,054,310	686,588
Other noncurrent liabilities	222,160	370,318
Deferred income taxes	129,188	63,368
Albemarle Corporation shareholders’ equity	1,627,361	1,833,598
Noncontrolling interests	115,415	98,410
Total liabilities and equity	$3,584,797	$3,437,291

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2013	2012
Cash and cash equivalents at beginning of year	$477,696	$469,416
Cash and cash equivalents at end of year	$477,239	$477,696
Sources of cash and cash equivalents:
Net income	$439,834	$330,127
Proceeds from borrowings of long-term debt	117,000	—
Proceeds from other borrowings, net	398,544	—
Proceeds from exercise of stock options	5,553	21,148
Uses of cash and cash equivalents:
Capital expenditures	(155,346)	(280,873)
Repurchases of common stock	(582,298)	(63,575)
Repayments of long-term debt	(135,733)	(14,390)
Repayments of other borrowings, net	—	(49,421)
Dividends paid to shareholders	(78,107)	(69,113)
Dividends paid to noncontrolling interests	(10,014)	(7,628)
Pension and postretirement contributions	(13,294)	(21,610)
Long-term advances to joint ventures	—	(24,959)
Non-cash and other items:
Depreciation and amortization	107,370	99,020
Write-offs associated with restructuring and other	—	61,809
Pension and postretirement (benefit) expense	(132,707)	77,442
Equity in net income of unconsolidated investments	(31,729)	(38,067)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales:
Polymer Solutions	$200,978	$200,093	$864,388	$892,232
Catalysts	306,173	294,081	1,001,606	1,067,948
Fine Chemistry	184,805	193,422	750,422	785,240
Total net sales	$691,956	$687,596	$2,616,416	$2,745,420
Segment operating profit:
Polymer Solutions	$25,578	$35,778	$153,747	$198,426
Catalysts	76,213	71,440	222,749	260,544
Fine Chemistry	33,280	40,287	153,629	182,690
Total segment operating profit	135,071	147,505	530,125	641,660
Equity in net income of unconsolidated investments:
Polymer Solutions	2,504	1,459	8,875	6,416
Catalysts	3,917	7,375	22,854	31,651
Fine Chemistry	—	—	—	—
Corporate & other	—	—	—	—
Total equity in net income of unconsolidated investments	6,421	8,834	31,729	38,067
Net income attributable to noncontrolling interests:
Polymer Solutions	(635)	(966)	(4,753)	(2,221)
Catalysts	—	—	—	—
Fine Chemistry	(4,778)	(4,773)	(21,910)	(16,350)
Corporate & other	—	—	—	(20)
Total net income attributable to noncontrolling interests	(5,413)	(5,739)	(26,663)	(18,591)
Segment income:
Polymer Solutions	27,447	36,271	157,869	202,621
Catalysts	80,130	78,815	245,603	292,195
Fine Chemistry	28,502	35,514	131,719	166,340
Total segment income	136,079	150,600	535,191	661,156
Corporate & other(a) (d)	124,473	(98,740)	86,145	(123,831)
Restructuring and other charges, net(b)	(33,361)	(16,982)	(33,361)	(111,685)
Interest and financing expenses	(9,224)	(7,666)	(31,559)	(32,800)
Other (expenses) income, net	(628)	(335)	(6,923)	1,229
Income tax (expense) benefit(b)	(61,406)	10,849	(136,322)	(82,533)
Net income attributable to Albemarle Corporation	$155,933	$37,726	$413,171	$311,536

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses as well as interest cost and expected return on assets, are included in Corporate & other as follows:

•
For the three months ended December 31, 2013 and 2012, net (benefits) charges amounting to $(140.8) million ($89.5 million after income taxes, or $1.09 per share) and $84.2 million ($53.7 million after income taxes, or $0.60 per share), respectively. The MTM actuarial (gain) loss was $(139.0) million ($88.3 million after income taxes, or $1.08 per share) and $86.0 million ($54.8 million after income taxes, or $0.61 per share) for the three months ended December 31, 2013 and 2012, respectively.

•
For the years ended December 31, 2013 and 2012, net (benefits) charges amounting to $(146.2) million ($92.8 million after income taxes, or $1.10 per share) and $65.3 million ($41.7 million after income taxes, or $0.46 per share), respectively. The MTM actuarial (gain) loss was $(139.0) million ($88.3 million after income taxes, or $1.05 per share) and $75.7 million ($48.2 million after income taxes, or $0.54 per share) for the years ended December 31, 2013 and 2012.

Although non-operating pension and OPEB items are included in cost of goods sold and selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in cost of goods sold and selling, general and administrative expenses are as follows (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cost of goods sold:
MTM actuarial (gain) loss	$(42.7)	$29.2	$(42.7)	$25.9
Interest cost and expected return on assets, net	(0.8)	(0.6)	(3.1)	(3.5)
Total	$(43.5)	$28.6	$(45.8)	$22.4

Selling, general and administrative expenses:
MTM actuarial (gain) loss	$(96.3)	$56.8	$(96.3)	$49.8
Interest cost and expected return on assets, net	(1.0)	(1.2)	(4.1)	(6.9)
Total	$(97.3)	$55.6	$(100.4)	$42.9

(b)	Restructuring and other special items consisted of the following:

Three months and year ended December 31, 2013 --

•
In connection with the announced realignment of our operating segments effective January 1, 2014, in the fourth quarter of 2013 we initiated a workforce reduction plan which will result in a reduction of approximately 230 employees worldwide. In the fourth quarter of 2013 we recorded charges of $33.4 million ($21.9 million after income taxes, or $0.27 per share in the fourth quarter and $0.26 per share for the year) for termination benefits related to this workforce reduction plan.

Three months ended December 31, 2012 --

•
A one-time employer contribution to the Company’s defined contribution plan of $10.1 million ($6.4 million after income taxes, or $0.07 per share) and a net curtailment gain of $4.5 million ($2.9 million after income taxes, or $0.03 per share), both in connection with various amendments to certain of our U.S. pension and defined contribution plans.

•
Net charges of $11.4 million ($6.8 million after income taxes, or $0.08 per share) in connection with various restructuring-related activities across the Company including certain planned reductions in force, changes in product sourcing and other items.

•	Discrete net tax expense items of $3.5 million, or $0.03 per share, relating to tax planning and other tax matters.

Year ended December 31, 2012 --

•
A one-time employer contribution to the Company’s defined contribution plan of $10.1 million ($6.4 million after income taxes, or $0.07 per share) and a net curtailment gain of $4.5 million ($2.9 million after income taxes, or $0.03 per share), both in connection with various amendments to certain of our U.S. pension and defined contribution plans.

•
Net charges amounting to $100.8 million ($76.1 million after income taxes, or $0.85 per share) in connection with our exit of the phosphorus flame retardants business, and other charges amounting to $5.3 million ($4.3 million after income taxes, or $0.04 per share) relating to changes in product sourcing and other items.

•	Discrete net tax benefit items of $1.0 million, or $0.01 per share, related principally to tax planning and the release of various tax reserves.

(c)
The year ended December 31, 2012 includes a gain of $8.1 million ($5.1 million after tax, or $0.06 per share) resulting from proceeds received in connection with the settlement of litigation (net of related legal fees). The year ended December 31, 2012 also includes an $8 million charitable contribution ($5.1 million after tax, or $0.06 per share) to the Albemarle Foundation.

(d)	The year ended December 31, 2013 includes costs of $3.6 million which are the subject of a claim by the Company against a freight services vendor for alleged fraud committed against several companies.

(e)	Totals may not add due to rounding.

Additional Information

It should be noted that Net income attributable to Albemarle Corporation (“earnings”), earnings per share and effective income tax rates which exclude special and non-operating pension and OPEB items, as well as presentations of segment operating profit, segment income, EBITDA, EBITDA excluding special and non-operating pension and OPEB items, EBITDA margin and EBITDA margin excluding special and non-operating pension and OPEB items are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see attached for a supplemental reconciliation of our segment operating profit and segment income amounts to GAAP Operating profit and GAAP Net income attributable to Albemarle Corporation, respectively, as well as for a supplemental reconciliation of Net income attributable to Albemarle Corporation excluding special and non-operating pension and OPEB items, EBITDA and EBITDA excluding special and non-operating pension and OPEB items to Net income attributable to Albemarle Corporation.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)

Our segment information includes measures we refer to as “Segment operating profit,” “Segment income,” “EBITDA” and “EBITDA excluding special and non-operating pension and OPEB items,” which are financial measures that are not required by, or presented in accordance with, GAAP. The Company has reported Segment operating profit, Segment income, EBITDA and EBITDA excluding special and non-operating pension and OPEB items because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit, Segment income, EBITDA and EBITDA excluding special and non-operating pension and OPEB items should not be considered as alternatives to operating profit or net income attributable to Albemarle Corporation, as determined in accordance with GAAP.

See below for a reconciliation of Segment operating profit and Segment income, the non-GAAP financial measures, to Operating profit and Net income attributable to Albemarle Corporation, respectively, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Total segment operating profit	$135,071	$147,505	$530,125	$641,660
Corporate & other *	124,473	(98,740)	86,145	(123,811)
Restructuring and other charges, net	(33,361)	(16,982)	(33,361)	(111,685)
GAAP Operating profit	$226,183	$31,783	$582,909	$406,164
Total segment income	$136,079	$150,600	$535,191	$661,156
Corporate & other	124,473	(98,740)	86,145	(123,831)
Restructuring and other charges, net	(33,361)	(16,982)	(33,361)	(111,685)
Interest and financing expenses	(9,224)	(7,666)	(31,559)	(32,800)
Other (expenses) income, net	(628)	(335)	(6,923)	1,229
Income tax (expense) benefit	(61,406)	10,849	(136,322)	(82,533)
GAAP Net income attributable to Albemarle Corporation	$155,933	$37,726	$413,171	$311,536
* Excludes corporate noncontrolling interest adjustments of $(20) for the year ended December 31, 2012.

See below for a reconciliation of Net income attributable to Albemarle Corporation excluding special and non-operating pension and OPEB items, EBITDA and EBITDA excluding special and non-operating pension and OPEB items, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. EBITDA is defined as Net income attributable to Albemarle Corporation before interest and financing expenses, income taxes, depreciation and amortization. EBITDA excluding special and non-operating pension and OPEB items is defined as EBITDA before the special and non-operating pension and OPEB items as listed below.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income attributable to Albemarle Corporation	$155,933	$37,726	$413,171	$311,536
Add back:
Non-operating pension and OPEB items (net of tax)	(89,464)	53,657	(92,829)	41,706
Special items (net of tax)	21,945	13,837	21,945	82,937
Net income attributable to Albemarle Corporation excluding special
and non-operating pension and OPEB items	$88,414	$105,220	$342,287	$436,179

Net income attributable to Albemarle Corporation	$155,933	$37,726	$413,171	$311,536
Add back:
Interest and financing expenses	9,224	7,666	31,559	32,800
Income tax expense (benefit)	61,406	(10,849)	136,322	82,533
Depreciation and amortization	27,893	24,592	107,370	99,020
EBITDA	254,456	59,135	688,422	525,889
Non-operating pension and OPEB items	(140,818)	84,189	(146,193)	65,279
Special items	33,361	16,982	33,361	111,685
EBITDA excluding special and non-operating pension and
OPEB items	$146,999	$160,306	$575,590	$702,853

Net sales	$691,956	$687,596	$2,616,416	$2,745,420
EBITDA Margin	36.8%	8.6%	26.3%	19.2%
EBITDA Margin excluding special and non-operating pension and
OPEB items	21.2%	23.3%	22.0%	25.6%